Exhibit 10.30

STOCK lENDING Agreement

between

ALCECO INTERNATIONAL S.A.

and

OASMIA Pharmaceutical AB (PUBL)

TABLE OF CONTENTS

1.	Definitions and interpretation	3
2.	Delivery and use of the Firm Lending Shares	4
3.	Delivery and Use of the Option Lending Shares	5
4.	Exchange of Shares	6
5.	Redelivery	6
6.	Prolongation of share loan	7
7.	Rights and Title	7
8.	Representations and Warranties	7
9.	Indemnification	8
10.	Expenses, Taxes and other Duties	8
11.	Termination	8
12.	Governing Law; Submission to Jurisdiction	8
13.	Notices	8
14.	Counterparts	8

This Stock Lending Agreement is entered into on September [   ], 2015 by and between:

1.	Alceco International S.A., a corporation incorporated under the laws of Luxembourg under company registration number [ ], with registered office at [ ], Luxembourg, (the “Lender”); and

2.	Oasmia Pharmaceutical AB, a public limited liability company incorporated under the laws of the Kingdom of Sweden registered with the Swedish Companies Registration Office under company registration number 556332-6676, with registered office at Vallongatan 1, SE-752 28 Uppsala, Sweden (the “Company”).

The Lender and the Company hereinafter collectively referred to as the “Parties” and separately as a “Party”.

WHEREAS

(A)	Ladenburg Thalmann & Co., Inc., a [ ] corporation, with an address of 11th Floor, 570 Lexington Ave, New York, NY 10022 (“Ladenburg”) is acting as Representative of the Underwriters (as defined in the Underwriting Agreement dated the date hereof among the Company and the Underwriters (the “Underwriting Agreement”)) with respect to (i) the sale by the Company and the purchase by the Underwriters from the Company, acting severally and not jointly, of the respective numbers of Ordinary Shares, to be represented by and delivered in the form of American Depositary Shares so purchased (the “Firm ADSs”), each ADS representing three (3) Ordinary Shares, set forth in Schedule A to the Underwriting Agreement (the “Offering”) and (ii) the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 1.2.1 thereof to purchase from the Company all or any part of [ ] additional Ordinary Shares, to be represented by and delivered in the form of ADSs (the “Option ADSs” and together with the Firm ADS the “ADSs”), each Option ADS representing three (3) Ordinary Shares solely for the purpose of covering over-allotments (the “Overallotment Option”). In connection with the Offering, Ladenburg (as Representative of the Underwriters) will subscribe for such number of Ordinary Shares issued by the Company as will be set out in Schedule A to the Underwriting Agreement (the “Firm Shares”) pursuant to a subscription list to be entered into to facilitate the transactions contemplated by the Underwriting Agreement (the “Subscription List”). Pursuant to Section 1.3 of the Underwriting Agreement, the Company has further granted the Underwriters an option, exercisable by Ladenburg (as Representative of the Underwriters), to subscribe for such number of Ordinary Shares issued by the Company as is set forth in the Underwriting Agreement (the “Representative’s Shares”). Such exercise of the Underwriters’ option to purchase the Representative’s Shares shall be evidenced by a separate Subscription List. The Company desires to provide, as set forth in the Deposit Agreement among the Company and the Depositary, for the deposit of Ordinary Shares with the Depositary for the creation of ADSs representing Ordinary Shares.

(B)	Subject to the Company and the Underwriters entering into the Underwriting Agreement, the Lender desires to lend to the Company [ ] existing Ordinary Shares (the “Firm Lending Shares”) in an amount that equals the number of Ordinary Shares underlying the Firm ADSs in connection with the Offering, and the Company desires to borrow such Firm Lending Shares from the Lender, for the purpose of surrendering such Firm Lending Shares to the Depositary and thereby enabling the Depositary to create the Firm ADSs before the Firm Shares are paid in, issued and registered with the Swedish Companies Registration Office and Euroclear Sweden AB.

(C)	Subject to the Underwriters exercise of the Overallotment Option, the Lender desires to lend to the Company up to [ ] existing Ordinary Shares in the Company (the “Option Lending Shares” and together with the Firm Lending Shares, the “Lending Shares”) in an amount that equals the number of Ordinary Shares underlying the Option ADSs in connection with the Offering and the Company desires to borrow such Option Lending Shares from the Lender, for the purpose of surrendering such Option Lending Shares to the Depositary and thereby enabling the Depositary to create the Option ADSs before the Option Shares are paid in, issued and registered with the Swedish Companies Registration Office and Euroclear Sweden AB.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions and interpretation

1.1	Definitions

All capitalized terms used in this Agreement shall have the same meaning as is given to them in the Underwriting Agreement (as defined below). In addition, the following terms have the following meanings:

“ADSs”	has the meaning set out in recital (A).

“Agreement”	means this Agreement.

“Borrowing Notice”	has the meaning set out in Clause 2.1.

“Business Day”	means any day which is not a Saturday, a Sunday or a bank or public holiday in New York (USA) or Stockholm, Sweden.

“Closing Date”	means the [ ] 2015, regardless of whether settlement of the Firm ADSs actually occurs.

“Company”	has the meaning given to in the preamble of the Agreement.

“Depositary”	means the Bank of New York Mellon, a New York banking corporation with an office located at 101 Barclay Street, 22 West, New York, NY.

“Firm ADSs”	has the meaning set out in recital (A).

“Firm Lending Shares”	has the meaning set out in recital (B).

“Firm Shares”	has the meaning set out in recital (A).

“Ladenburg”	has the meaning set out in recital (A).

“Lender”	has the meaning given to in the preamble of the Agreement.

“Lending Shares”	has the meaning set out in recital (B).

“Offering”	has the meaning set out in recital (A)

“Option ADSs”	has the meaning set out in recital (A).

“Option Closing Date”	means the expected settlement date for the Option ADSs as set out in the notice of exercise of overallotment option (as described in the Underwriting Agreement), regardless of whether settlement of the Option ADSs actually occurs.

“Option Lending Shares”	has the meaning set out in recital (C).

“Option Shares”	has the meaning set out in recital (A).

“Ordinary Shares”	means the Company’s ordinary shares, nominal value SEK 0.10 per share.

“Overallotment Option”	has the meaning set out in recital (A).

“Purchase Price”	has the meaning set out in the Underwriting Agreement.

“Subscription List”	has the meaning set out in recital (A).

“Transaction Date”	means one Business Day prior to the Closing Date.

“Underwriters”	has the meaning set out in the Underwriting Agreement.

“Underwriting Agreement”	has the meaning set out in recital (A).

2.	Delivery and use of the Firm Lending Shares

2.1	The Lender hereby agrees to lend the Firm Lending Shares to the Company and the Firm Lending Shares shall be delivered free and clear of any encumbrances (which for the purpose of this Agreement is characterized as a transfer of all rights and title to the Firm Lending Shares) to the Company (Custodian: [ ] and BIC code: [ ]) with reference to “[share loan Oasmia]” no later than September [ ], 2015. No consideration is payable by the Company under this Agreement.

2.2	As soon as practicable following receipt by the Company of the Firm Lending Shares, the shares shall be delivered free and clear of any encumbrances (which for the purpose of this Agreement is characterized as a transfer of all rights and title to the Firm Lending Shares) to the Depositary (Custodian: Skandinaviska Enskilda Banken AB and BIC code: [ ]) with reference to “[share loan Oasmia]” no later than September [ ], 2015. The transfer of the Firm Lending Shares from the Company to the Depositary shall be evidenced by a confirmation from Skandinaviska Enskilda Banken AB (the “Custodian”), the Depositary’s custodian in Sweden.

2.3	The Firm Lending Shares are lent subject to the Company’s separate obligation to redeliver the Firm Lending Shares or Firm Shares (as defined above) as provided for respectively in Clauses 5 or 6 hereof. The Firm Lending Shares shall be used by the Company solely for the purpose of surrendering the Firm Lending Shares to the Depositary, and thereby enabling the Depositary to create the Firm ADSs before the Firm Shares are paid in, issued and registered with the Swedish Companies Registration Office and Euroclear Sweden AB.

2.4	If during the period while it holds the Firm Lending Shares, the Company receives any interest, dividends or other distributions in respect of the Firm Lending Shares, it will deliver such interest, dividends or distributions to the Lender.

3.	Delivery and Use of the Option Lending Shares

3.1	The Lender hereby agrees to lend the Option Lending Shares to the Company upon delivery to the Lender by the Company of a signed and completed notice (a form “Borrowing Notice”), specifying the number of Option Lending Shares to be borrowed. The Company may deliver multiple Borrowing Notices and as a consequence hereof, Clauses 3 (Delivery and Use of the Option Lending Shares), 4 (Exchange of Shares), 5 (Redelivery), and 6 (No Closing) shall apply to each loan of Option Lending Shares.

3.2	The Option Lending Shares shall be delivered free and clear of any encumbrances (which for the purpose of this Agreement is characterized as a transfer of all rights and title to the Option Lending Shares) to the Company (Custodian: Skandinaviska Enskilda Banken AB and BIC code: [ ]) with reference to “[share loan Oasmia]” not later than 2:30 pm CET on the Business Day following receipt of the Borrowing Notice.

3.3	As soon as practicable following receipt by the Company, the Option Lending Shares shall be transferred and surrendered (which for the purpose of this Agreement is characterized as a transfer of all rights and title to the Option Lending Shares) by the Company to the Depositary. The Option Lending Shares shall be transferred for value and available for delivery not later than 4:30 CET on the Business Day following receipt of the notice referred to in the preceding paragraph.

3.4	The Option Lending Shares are lent subject to the Company’s separate obligation to redeliver the Option Lending Shares or Firm Option Shares as provided for in Clauses 5 or 6 hereof. The Option Lending Shares shall be used by the Company solely for the purpose of surrendering such Option Lending Shares to the Depositary and thereby enabling the Depositary to create the Option ADSs before the Option Shares are paid in, issued and registered with the Swedish Companies Registration Office and Euroclear Sweden AB.

4.	Exchange of Shares

4.1	Subject to, and following the issuance, creation and delivery of the Firm ADSs and/or the Option ADSs (as the case may be) by the Depositary to an account designated by Ladenburg, Ladenburg will, (as Representative of the Underwriters) and pursuant to the Subscription List, subscribe for the Firm Shares and/or the Option Shares (as the case may be).

4.2	As soon as practicable following registration of a capital increase with the Swedish Companies Registration Office and Euroclear Sweden AB effecting the issuance of the Firm Shares and/or the Option Shares (as the case may be) , the Firm Shares and/or the Option Shares (as the case may be), shall be substituted for the Firm Lending Shares and/or the Option Lending Shares (as the case may be) to the effect that (i) the Firm Shares and/or the Option Shares (as the case may be) are transferred from Ladenburg to the Depositary, and (ii) as soon as practicable thereafter the Firm Lending Shares and/or the Option Lending Shares (as the case may be) are transferred from the Depositary to the Company.

5.	Redelivery

As soon as practicable following the substitution and delivery of shares pursuant to Clause 4.2, the Company shall redeliver the Firm Lending Shares and/or the Option Lending Shares (as the case may be) to the Lender. In each case, the redelivery shall be evidenced by a confirmation from the Lender’s bank or stock broker.

6.	Prolongation of share loan

6.1	In the event that (i) registration of the Firm Shares or the Option Shares (as the case may be) with the Swedish Companies Registration Office and Euroclear Sweden AB has not occurred by 4:30 pm CET on the tenth day following the Closing Date or the tenth day following the Option Closing Date (as the case may be), or (ii) delivery of the Firm ADSs and/or the Option ADSs (as the case may be) by the Depositary to an account designated by Ladenburg has not occurred by 4:30 EDT on the tenth day following the Closing Date or the tenth day following the Option Closing Date (as the case may be), the Company may, upon written notice to the Lender, elect to continue the loan of the Lending Shares until the earlier of (x) registration of the Firm Shares or the Option Shares (as the case may be) has occurred and (y) five (5) Business Days after the Closing Date or the Option Closing Date (as the case may be).

6.2	In case this Agreement is prolonged pursuant to Clause 7.1, Ladenburg (as Representative of the Underwriters) shall not be obligated to release the net amount of the Purchase Price which would otherwise be payable to the Company pursuant to the Underwriting Agreement before registration of the Firm Shares or the Option Shares (as the case may be) has been effected and this has been sufficiently documented by the Company by way of presenting a compiled summary from the Swedish Companies Registration Office and Euroclear Sweden AB with a translation into the English language. The Purchase Price shall carry no interest.

7.	Rights and Title

Each of the Lender and the Company shall execute and deliver all necessary documents and give all necessary instructions to procure that all right, title and interest in the Lending Shares delivered pursuant to this Agreement shall pass between the Parties (as the case may be), free from all liens, charges, encumbrances or transfer taxes.

8.	Representations and Warranties

8.1	Each Party hereby represents, warrants and undertakes that (a) it is not restricted under the terms of its articles of association, charter, bylaws or other governing documents, the law of its place of incorporation or jurisdiction in which it is domiciled, statute, order, rule or regulation or in any other manner from lending or borrowing (as the case may be) the Lending Shares in accordance with this Agreement, or from otherwise performing its obligations hereunder, and (b) it has all necessary licenses and approvals and is duly authorized and empowered to perform its duties and obligations under this Agreement and will do nothing to prejudice the continuation of such authorizations, licenses or approvals.

8.2	In addition, each Party hereby represents, warrants and undertakes to the other Parties that it is entitled to pass full legal and beneficial ownership of the Firm Shares and/or the Option Shares (as the case may be), free from all liens, charges, encumbrances and transfer taxes.

8.3	Finally, the Lender hereby represents, warrants and undertakes to the Company that it is acting for its own account, and it has made its own independent decisions to enter into the loan of the Lending Shares on the terms and conditions set out in this Agreement and as to whether said loan is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.

9.	Indemnification

9.1	The Company shall, to the extent permissibly by applicable law, indemnify and hold harmless the Lender against any and all losses, claims, expenses, damages, liabilities and/or actions suffered or incurred by the Lender, directly or indirectly, as a result of (i) breach by the Company of any of the representations and warranties made by the Company or (ii) failure by the Company to perform any corporate action set out or implied in this Agreement.

9.2	As this indemnification is a prerequisite for the transactions described in Recitals (A)-(C), the Board of Directors of the Company have in connection with signing this Agreement assessed that the indemnification in this Clause 10 is in the overall best interest of the Company.

10.	Expenses, Taxes and other Duties

10.1	Expenses, taxes and other duties triggered by the delivery and/or redelivery of the Firm Shares, Option Shares or Lending Shares under this Agreement, shall be borne by the Company.

10.2	The Company shall not pay any fees, interest or other consideration or provide any collateral to the Lender or any other party as payment for the lending of the Lending Shares.

11.	Termination

This Agreement shall terminate automatically when all Lending Shares are redelivered to the Lender.

12.	Governing Law; Submission to Jurisdiction

12.1	This Agreement, the relationship among the parties and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with Swedish law.

12.2	Each of the Parties irrevocably submits to the jurisdiction of the courts of the Kingdom of Sweden, in any legal suit, action or proceeding based on or arising under this Agreement whether on a contractual or non-contractual basis and agrees that all claims in respect of such suit or proceeding may be determined in any such court.

13.	Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Lender shall be given to [   ]. Notices to the Company shall be given to Julian Aleksov, email: julian@oasmia.com.

14.	Counterparts

This Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all of such respective counterparts shall together constitute one and the same instrument.

In witness whereof, this Agreement has been duly executed on behalf of the parties hereto the day and year first before written.

For and on behalf of Alceco International S.A.:

Name:	Name:
Title:	Title:

For and on behalf of Oasmia Pharmaceutical AB:

Name:	Name:
Title:	Title: